Exhibit 99.1

For Immediate Release
Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

(949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Sixth Consecutive Profitable Quarter
 For Period Ended November 30, 2010

For the First Nine Months of FY 2011, the Company’s Revenue is 74% Ahead of Prior Year
 And Net Income is up 231% which Initiates a 500,000 Share Buy-Back Program

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) – January 18, 2011-- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made four  key announcements today.  First, that sales revenue for the third quarter ended November 30, 2010 was $1,280,017 compared to $798,604 in the prior year, for an increase of 60.2% with a net income of $308,777, up $161,831 or up 110.1%.   This performance brought the first nine months total sales to $3,191,528 compared to $1,829,641 up 74.4%.  Net income for the first nine months was $799,098 compared to $241,491 in the prior year or up 230.9%.

Second, Carl Palmer, President and CEO of Seychelle said “with just three of our fiscal quarters complete in the current fiscal year, the Company is already at 116.3% of the full 12 months of prior year sales and 141.9% of net income. This was achieved with the increased sales of the 28 oz plastic bottle, its replacement filter, the water pitcher, the mission pack and the 27 oz. stainless steel bottle. This enabled us to achieve a record six consecutive quarters of sales and profit growth.”

Third, Carl Palmer said “We believe that our common shares are currently undervalued. As a result, our Board of Directors has adopted, effective January 12, 2011, a common share buy-back program to reduce the number of outstanding shares authorizing our management to enter the market to re-purchase up to 500,000 of our common shares at such times and market price or prices as management may deem appropriate. This common share buy-back program will be reviewed by our Board on at least a quarterly basis.”

Fourth, Carl Palmer followed by saying “the need for this superior water filtration technology was never more evident than with the outbreak of Cholera, which is expected to last for up to three years, in Haiti along with other Latin America countries where our 28 oz advanced filter bottle is being used.”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources– the tap; rivers, streams, ponds or creeks.  The proprietary Seychelle Ionic Adsorption Micron Filter (IAMF) has been tested extensively by Independent Government laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

    ”Seychelle Products are the Most Field and Laboratory Tested
         Products of Their Kind in the World”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,882,646 outstanding shares of common stock, including a float of approximately 7.9 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.